SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): January 16, 2002

                                  ALPNET, Inc.
             (Exact name of Registrant as specified in its charter)

          Utah                      0-15512                     87-0356708
(State or Other Jurisdiction      (Commission                 (IRS Employer
     of Incorporation)            File Number)              Identification No.)



             4460 South Highland Drive
                     Suite #100
               Salt Lake City, Utah                 84124-3543
         (Address of Principal Executive            (Zip Code)
                     Offices)

       Registrant's telephone number, including area code: (801) 273-6600

                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 1.           Changes in Control of Registrant.

On January 16, 2002, SDL plc, a company organized under the laws of England and Wales ("Parent"), through Arctic Inc., a Utah corporation and a wholly owned subsidiary of Parent ("Purchaser"), accepted for purchase 24,877,788 common shares, no par value (the "Shares"), of ALPNET, Inc., a Utah corporation (the "Company"), that had been validly tendered and not withdrawn pursuant to Purchaser's tender offer for all of the outstanding Shares at $0.21 per Share, net to the seller in cash (the "Offer"). The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 12, 2001 by and among the Company, Parent and Purchaser, which provides for, among other things, the making of the Offer by Purchaser and, following the consummation of the Offer, the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger. The Shares purchased pursuant to the Offer constitute approximately 77% of the Shares issued and outstanding. The aggregate purchase price for the Shares purchased pursuant to the Offer was $5,224,335.48.

In addition, on December 12, 2001, Purchaser and the Company entered into a Share Option Agreement (the "Share Option Agreement") pursuant to which Purchaser is entitled to purchase Shares of the Company (the "Option Shares") at a price of $0.21 per Share, so that, following the purchase of the Option Shares, Purchaser shall then own 90.1% of the outstanding Shares of the Company (the "Option"); provided that to purchase Shares under the Option, Purchaser must own at least 75% of the outstanding Shares of the Company prior to exercising the Option. On January 16, 2002, Purchaser exercised the Option to purchase 44,461,957 of the authorized but unissued Shares of the Company through a promissory note in the amount of $9,337,010.97 as payment in full.

Following the expiration of the Offer and the consummation of the transactions described herein, Parent now owns approximately 90.1% of the Shares issued and outstanding. Purchaser obtained all funds needed for such purchase through a capital contribution from Parent.

On February 1, 2002, the date on which the Articles of Merger will be duly filed with the Division of Corporations and Commercial Code of the State of Utah, the Merger provided for by the Merger Agreement will become effective. Pursuant to the Merger, Shares which were not validly tendered pursuant to the Offer and accepted for purchase by Purchaser (and whose holders have not sought dissenters' rights for their Shares in accordance with applicable provisions of Utah law) will be converted into the right to receive $0.21 per Share, net to the seller in cash, upon delivery of appropriate documentation to the Disbursing Agent for the Offer, American Stock Transfer and Trust Company. As a result of the Merger, Parent will own 100% of the outstanding Shares of the Company.

The Company held a meeting of its Board of Directors on January 16, 2002 (the "Board Meeting") after completion of the Offer and acceptance of the Shares by Purchaser. At the Board Meeting, the Company accepted the resignations of Messer's. Donald M. Reeves, Darnell L. Boehm, Eckart Wintzen and Koos Ros, as directors of the Company. The Company received written resignations from these directors, effective January 16, 2002. The Board then unanimously appointed Mr. Mark Lancaster to serve as a director and Chairman of the Board and Mr. Alastair Gordon to serve as a director and Secretary of the Board. The Board then accepted the resignations of Mr. Michael F. Eichner as director and acting CEO, Mr. Jaap van der Meer as director and President, Mr. John W. Wittwer as Vice President Finance and CFO, and Mr. James R. Morgan, as director, Secretary and Vice President Legal, CLO of the Company. The Company received written resignations from these directors and officers effective January 16, 2002. The Board then unanimously appointed Mr. Mark Lancaster President and Mr. Alastair Gordon Secretary of the Company.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 29, 2002                        ALPNET, INC.

                                               By:     /s/ Mark Lancaster
                                               Name:   Mark Lancaster
                                               Title:  President